Exhibit 5.3 & 23.3

The Law Offices of Thomas C. Cook, Ltd.

2921 N. Tenaya

Las Vegas, Nevada 89128

702-952-8519 (ph)

702- 952-8521 (fx)

December 6, 2006

Re: Form S-8 Registration Statement

Gentlemen:

We have been requested by InstaCare Corp., a Nevada corporation (the “Company”), to furnish you with our opinion as to the matters hereinafter set forth in connection with the above- captioned registration statement (the “Registration Statement”) covering an aggregate of 1,500,000 Shares (the “Shares”) of the Company's common stock, par value $.001 per Share offered on behalf of the Company in connection with the Company's underlying options to be issued to employees, directors, officers and/or others of the Company (the “Options”), all as more fully set forth in the Registration Statement on Form S-8 to be filed by the Company. In such capacity, I have examined, among other documents, the Articles of Incorporation, as amended, Bylaws and minutes of meetings of its Board of Directors and shareholders, and the Non-Qualifying Stock Option Plan of the Company. Based upon the foregoing, and subject to such further examinations as I have deemed relevant and necessary, I am of the opinion that:

1. The Company is a corporation duly organized and validly existing under the laws of the state of Nevada.

2. The Options and underlying shares of common stock have been legally and validly authorized under the Articles of Incorporation, as amended, and when issued and paid for upon exercise of the Options, the shares of common stock underlying the Options will constitute duly and validly issued and outstanding, fully paid and non-assessable shares of common stock of the Company.

I render no opinion as to the laws of any jurisdiction other than the internal laws of the State of Nevada.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption “Legal Opinions” in the prospectus included in the Registration Statement.

Sincerely,

/s/ Thomas C. Cook, Attorney at Law Thomas C. Cook, ATTORNEY AT LAW